UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2011

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(415)-946-8828

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 20, 2011, IA Global, Inc., a Delaware corporation (the “Company”), completed a private placement offering to accredited investors (“Investors”) in the aggregate amount of $375,000, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) with the Investors (the “Offering”). Pursuant to the Offering terms of the Purchase Agreement, the Company sold units (each, a “Unit”), in $25,000 increments, to the Investors, each unit comprised of 100,000 shares of the Company’s common Stock (the “Shares”) and 100,000 three year Common Stock Purchase Warrants (the “Warrants”) exercisable at $0.35 per share. Pursuant to the Offering, 15 Units, constituting of an aggregate of 1,500,000 Shares and Warrants, were sold for an aggregate purchase price of $375,000, or $0.25 per share and Warrrant.

Shares issued under the Purchase Agreement shall receive a full ratchet price adjustment (by issuance of additional shares to the Investors, and not by refund) down to the offering price for any subsequent financings completed during the eighteen (18) month period following the final closing date of the Offering. Additionally, the Warrant exercise price is adjustable downward for future issuances for the life of the Warrants. The Warrants also have a cashless exercise feature unless a registration statement covering the resale of the Warrant Shares is in effect.

Additionally, under the terms of the Purchase Agreement, the Company engaged a FINRA member firm as banker (“Finder”) to assist in placing securities and as warrant solicitation agent in the event that the Warrants become exercisable. Under the Company’s agreement with the Finder, the Company paid $37,500 in cash finder’s fees, $12,250 in expenses and legal fees and issued 135,000 shares of restricted common stock valued at $0.25 per share and warrants, identical to the Warrants issued to investors, exercisable for three years, for 135,000 shares of common stock at $0.35 per share. Both the Finder shares and warrant exercise price are subject to the same anti dilution protections afforded to Investors under the Purchase Agreement. In addition, Finder was appointed as Warrant solicitation agent and will receive a fee of 5% of cash proceeds of any Warrants exercised that have been solicited or facilitated by Finder. Finally, pursuant to the Purchase Agreement, directors of the Company are restricted from the resale of their shares for 182 days following the final closing of the offering.

The Company sold the shares of common stock to the Investor in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

The Purchase Agreement contains certain representations and warranties of the Investors and the Company, including customary investment-related representations provided by the Investors, as well as acknowledgements by the Investors that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Purchase Agreement requires that the Investors restricted shares and warrants be registered within sixty days of closing on a best efforts basis.

The above description of the Purchase Agreement is intended only as a summary of such agreement.  The full form of the Purchase Agreement along with the finders fee agreement and form of common stock purchase warrant will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ended on March 31, 2011.

The number of shares of the Company’s common stock outstanding immediately after the issuance of the shares under Purchase Agreements was 13,858,194.

Item 3.02  Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01  Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

99.1	Press release issued by IA Global, Inc. May 25, 2011 related to the $375,000 in financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA GLOBAL, INC.

(Registrant)

Dated: May 26, 2011	By:	/s/ Brian Hoekstra Brian Hoekstra Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by IA Global, Inc. May 25, 2011 related to the $375,000 in financing.